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                                                                    Exhibit 99.1


                                  PRESS RELEASE


CONTACT: Corporate Communications
         (404) 715-2554


                 DELTA ANNOUNCES CHANGE IN FISCAL YEAR AND OTHER
                           FINANCE-RELATED INFORMATION


         ATLANTA, July 5, 2000 -- Delta Air Lines (NYSE:DAL) today announced that it is changing its fiscal year end from June 30 to December 31. This change will be effective for the year ending December 31, 2000.

         "Adopting a December 31 fiscal year end will eliminate the work we now do to convert information from a fiscal year to a calendar year, and simplify our internal and external communications," said Ed West, Delta's executive vice president - finance and chief financial officer. "It will also align Delta's reporting periods with those of its peers, thus making financial comparisons easier." Delta will publish annual reports to shareholders for the years ending June 30, 2000 and December 31, 2000.

         Delta also announced the following financial information:

         o The Company exchanged priceline.com common stock for preferred stock,

         o        it adopted SEC Staff Accounting Bulletin 101 (SAB 101), and

         o        it recognized a charge for the early retirement medical option
                  (ERMO) previously offered to employees.

PRICELINE.COM STOCK EXCHANGE -- During the June 2000 quarter, Delta exercised its right to exchange six million shares of priceline.com common stock for six million shares of priceline.com convertible preferred stock. The preferred stock has a par value of $59.93 per share




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and bears a dividend of eight percent per year, payable in shares of
priceline.com common stock. Delta will recognize a non-cash, pre-tax gain of approximately $228 million during the June 2000 quarter for this exchange.

SEC STAFF ACCOUNTING BULLETIN 101 -- During the June 2000 quarter, Delta changed its method of accounting for the sale of frequent flyer mileage credits to participating partners, such as credit card companies, to be in accordance with SAB 101, "Revenue Recognition in Financial Statements." Under the Company's new accounting method, a portion of the revenue from the sale of mileage credits will be deferred and recognized when the credits are redeemed for travel. The Company has retroactively adopted SAB 101 as of July 1, 1999, and has recorded a cumulative effect adjustment of approximately $66 million, net of tax, to reflect application of the new accounting to fiscal years prior to July 1, 1999.

         The results for fiscal year 2000 will also be adjusted for this accounting change and will result in a reduction of operating income in the amount of approximately $34 million.

EARLY RETIREMENT MEDICAL OPTION CHARGE -- In January 2000, Delta announced an ERMO program to allow eligible Delta employees to retire with continued medical coverage without paying certain early retirement medical premiums. Approximately 2,500 employees elected to participate in this program. Delta will recognize a one-time, pre-tax charge of $86 million during the June 2000 quarter as a result of this program.

         Delta's goal is to become the #1 airline in the eyes of its customers, flying passengers and cargo from anywhere to everywhere. Passengers already choose to fly Delta more often than any other airline in the world, and the carrier was named "Best-Managed Major Airline" in 1999 by Aviation Week & Space Technology magazine. Customers have




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access to a global network of 5,390 flights each day to 356 cities in 57 countries on Delta, Delta Express, Delta Shuttle, the Delta Connection carriers and Delta's Worldwide Partners. For more information, visit Delta at www.delta-air.com.





























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